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                                                                    Exhibit 23.5

                        CONSENT OF INDEPENDENT AUDITORS

    As independent public accountants, we hereby consent to the use and incorporation by reference in this registration statement of our reports dated January 22, 1999 included in ATMI, Inc.'s Form 10-K for the year ended December 31, 1999 and all references to our Firm included in this registration statement. We also consent to the application of our reports to the schedule labeled "Valuation and Qualifying Accounts" as of the dates and period covered by our reports.

Rath, Anders, Dr. Wanner & Partner

Munich, March 16, 2000

/s/ Kabisch
Dipl.--Kfm. Kabisch
Vereidigter Buchprufer

/s/ Metzler
Dipl.--Kfm. Metzler
Wirtschaftsprufer